Amendment No. 4 to Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

EquiTrust Life Insurance Company

EquiTrust Marketing Services, LLC

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), and EquiTrust Life Insurance Company (the “Company” or “you”), on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated September 7, 2001 and subsequently amended May 1, 2003, May 3, 2004 and June 5, 2007 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	EquiTrust Marketing Services, LLC, the principal underwriter and distributor of the Contracts issued by the Company, is hereby added as a party to the Agreement (the “Distributor”).

2.	Section 2.3.2 is amended and restated in its entirety as follows:

“2.3.2 Each investment adviser (each, an “Adviser”) of a Portfolio, as indicated in the current prospectus of the Portfolio, is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or exempt from such registration.”

3.	The term “National Association of Securities Dealers, Inc. (the “NASD”) is hereby replaced with “Financial Industry Regulatory Authority (“FINRA”)” throughout the Agreement in sections 2.1.6, 2.3.1, 10.7, 10.8 and Schedule F, respectively.

4.	Section 10.12 is amended and restated in its entirety as follows:

“10.12 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties. Notwithstanding the foregoing: (i) the Site Terms may be separately amended as provided therein and, as so amended and in effect from time to time, shall be a part of this Agreement; and (ii) Schedule C may be separately amended as provided therein and, as so amended shall be a part of this Agreement.”

5.	Schedules A, B, C, D, F and G of the Agreement are deleted and replaced in their entirety with the Schedules A, B, C, D, F and G attached hereto, respectively.

6.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of May 1, 2008.

The Trust:	FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

Only on behalf of
each Portfolio listed	By:	/s/ Karen L. Skidmore
on Schedule C of	Name:	Karen L. Skidmore
the Agreement.	Title:	Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

	By:	/s/ Thomas Regner
	Name:	Thomas Regner
	Title:	Senior Vice President

The Company:	EQUITRUST LIFE INSURANCE COMPANY

	By:	/s/ John M. Paule
	Name:	John M. Paule
	Title:	Executive Vice President

The Distributor:	EQUITRUST MARKETING SERVICES, LLC

	By:	/s/ David T. Sebastian
	Name:	David T. Sebastian
	Title:	President

Schedule A

The Company and its Distributor

THE COMPANY

EquiTrust Life Insurance Company

5400 University Avenue

West Des Moines, Iowa 50266

An insurance company organized under the laws of the State of Iowa.

THE DISTRIBUTOR

EquiTrust Marketing Services, LLC

5400 University Avenue

West Des Moines, Iowa 50266

A corporation organized under the laws of the State of Delaware.

Schedule B

Accounts of the Company

Name of Account	SEC Registration Yes/No
EquiTrust Life Annuity Account	Yes
EquiTrust Life Annuity Account II	Yes
EquiTrust Life Variable Account	Yes
EquiTrust Life Variable Account II	Yes

Schedule C

Available Portfolios and Classes of Shares of the Trust

1.	Franklin Global Real Estate Securities Fund, Class 2

2.	Franklin Small-Mid Cap Growth Securities Fund, Class 2

3.	Franklin Small Cap Value Securities Fund, Class 2

4.	Franklin U.S. Government Fund, Class 2

5.	Mutual Shares Securities Fund, Class 2

6.	Templeton Growth Securities Fund, Class 2

7.	Templeton Global Income Securities Fund, Class 2

In addition to portfolios and classes of shares listed above, any additional Portfolios and classes of shares other than Class 3 shares are included in this Schedule C listing provided that:

(1)	the Legal Department of Franklin Templeton Investments receives from a person authorized by you a written notice in the form attached (which may be electronic mail or sent by electronic mail) (“Notice”) identifying this Agreement as provided in the Notice and specifying: (i) the names and classes of shares of additional Portfolios that you propose to offer as investment options of the Separate Accounts under the Contracts; and (ii) the date that you propose to begin offering Separate Account interests investing in the additional Portfolios under the Contracts; and

(2)	we do not within ten (10) Business Days following receipt of the Notice send you a writing (which may be electronic mail) objecting to your offering such Separate Accounts investing in the additional Portfolios and classes of shares under the Contracts.

Provided that we do not object as provided above, your Notice shall amend, supplement and become a part of this Schedule C and the Agreement.

FORM OF NOTICE PURSUANT TO SCHEDULE C OF PARTICIPATION AGREEMENT

To:	Linda Lai (Llai@frk.com;) or Kevin Kirchoff (kkircho@frk.com)

Fax: 650 525-7059

Franklin Templeton Investments

1 Franklin Parkway,

Bldg. 920, 2nd Floor

San Mateo, CA 94402

With respect to the following agreement(s) (altogether, the “Agreement”)

(please reproduce and complete table for multiple agreements):

Date of Participation Agreement:
Insurance Company(ies):
Insurance Company Distributor(s):

As provided by Schedule C of the Agreement, this Notice proposes to Franklin Templeton Variable Insurance Products Trust, and Franklin/Templeton Distributors, Inc. the addition as of the offering date(s) listed below of the following Portfolios as additional investment options listed on Schedule C:

Names and Classes of Shares of Additional Portfolios	Offering Date(s)
Listing of current classes for your reference:
Class 1 (no 12b-1 fee);
Class 2 (12b-1 fee of 25 bps; or
Class 4 (12b-1 fee of 35 bps).

Name and title of authorized person of insurance company:

Contact Information:

Schedule D

Contracts of the Company

All variable life and variable annuity contracts issued by separate accounts listed on Schedule B of this Agreement.

Schedule E

This schedule is not used

Schedule F

Rule 12b-1 Plans of the Trust

Compensation

Each Class 2 Portfolio named or referenced on Schedule C of this Agreement may pay a maximum annual payment rate of 0.25% stated as a percentage per year of that Portfolio’s Class 2 average daily net assets, pursuant to the terms and conditions of its Class 2 Rule 12b-1 distribution plan. Each Class 4 Portfolio named or referenced on Schedule C of this Agreement may pay a maximum annual payment rate of 0.35% stated as a percentage per year of that Portfolio’s Class 4 average daily net assets, pursuant to the terms and conditions of its Class 4 Rule 12b-1 distribution plan

Agreement Provisions

If the Company, on behalf of any Account, purchases Trust Portfolio shares (“Eligible Shares”) that are subject to a Rule 12b-1 plan adopted under the 1940 Act (the “Plan”), the Company, on behalf of its Distributor, may participate in the Plan.

To the extent the Company or its affiliates, agents or designees (collectively “you”) provide any activity or service that is primarily intended to assist in the promotion, distribution or account servicing of Eligible Shares (“Rule 12b-1 Services”) or variable contracts offering Eligible Shares, the Underwriter, the Trust or their affiliates (collectively, “we”) may pay you a Rule 12b-1 fee. “Rule 12b-1 Services” may include, but are not limited to, printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of dealers and their representatives, and similar distribution-related expenses, furnishing personal services to owners of Contracts which may invest in Eligible Shares (“Contract Owners”), education of Contract Owners, answering routine inquiries regarding a Portfolio, coordinating responses to Contract Owner inquiries regarding the Portfolios, maintaining such accounts or providing such other enhanced services as a Trust Portfolio or Contract may require, or providing other services eligible for service fees as defined under FINRA rules.

Your acceptance of such compensation is your acknowledgment that eligible services have been rendered. All Rule 12b-1 fees, shall be based on the value of Eligible Shares owned by the Company on behalf of its Accounts, and shall be calculated on the basis and at the rates set forth in the compensation provision stated above. The aggregate annual fees paid pursuant to each Plan shall not exceed the amounts stated as the “annual maximums” in the Portfolio’s prospectus, unless an increase is approved by shareholders as provided in the Plan. These maximums shall be a specified percent of the value of a Portfolio’s net assets attributable to Eligible Shares owned by the Company on behalf of its Accounts (determined in the same manner as the Portfolio uses to compute its net assets as set forth in its effective Prospectus). The Rule 12b-1 fee will be paid to you within thirty (30) days after the end of the three-month periods ending in January, April, July and October.

You shall furnish us with such information as shall reasonably be requested by the Trust’s Boards of Trustees (“Trustees”) with respect to the Rule 12b-1 fees paid to you pursuant to the Plans. We shall furnish to the Trustees, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Trustees, including the Trustees who are not interested persons of the Trust and who have no financial interest in the Plans or any related agreement (“Disinterested Trustees”). Each Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees, or by a vote of a majority of the outstanding shares as provided in the Plan, on sixty (60) days’ written notice, without payment of any penalty, or as provided in the Plan. Continuation of the Plans is also conditioned on Disinterested Trustees being ultimately responsible for selecting and nominating any new Disinterested Trustees. Under Rule 12b-1, the Trustees have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued. Under Rule 12b-1, the Trust is permitted to implement or continue Plans or the provisions of any agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the Trustees are able to conclude that the Plans will benefit each affected Trust Portfolio and class. Absent such yearly determination, the Plans must be terminated as set forth above. In the event of the termination of the Plans for any reason, the provisions of this Schedule F relating to the Plans will also terminate. You agree that your selling agreements with persons or entities through whom you intend to distribute Contracts will provide that compensation paid to such persons or entities may be reduced if a Portfolio’s Plan is no longer effective or is no longer applicable to such Portfolio or class of shares available under the Contracts.

Any obligation assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Trust and no person shall seek satisfaction thereof from shareholders of the Trust. You agree to waive payment of any amounts payable to you by Underwriter under a Plan until such time as the Underwriter has received such fee from the Trust.

The provisions of the Plans shall control over the provisions of the Participation Agreement, including this Schedule F, in the event of any inconsistency. You agree to provide complete disclosure as required by all applicable statutes, rules and regulations of all rule 12b-1 fees received from us in the prospectus of the Contracts.

Schedule G

Addresses for Notices

To the Company:	EquiTrust Life Insurance Company
5400 University Avenue
West Des Moines, Iowa 50266
Attention: Dennis M. Marker, Vice President

To the Distributor:	EquiTrust Marketing Services, LLC
5400 University Avenue
West Des Moines, IA 50266
Attention: Dennis M. Marker, Vice President

To the Trust:	Franklin Templeton Variable Insurance Products Trust
One Franklin Parkway, Bldg. 920 2nd Floor
San Mateo, California 94403
Attention: Karen L. Skidmore, Vice President

To the Underwriter:	Franklin/Templeton Distributors, Inc.
140 Fountain Parkway, 8th Floor
St. Petersburg, FL 33716
Attention: Peter Jones, President

If to the Trust or Underwriter with a copy to:	Franklin Templeton Investments
One Franklin Parkway, Bldg. 920 2nd Floor
San Mateo, California 94403
Attention: General Counsel